Exhibit 10.2

Confidential Materials omitted and filed separately with the Securities and Exchange Commission.

***Triple asterisks denote omissions.

Execution Version

INVESTMENT AGREEMENT

in respect of

JUVENTAS CELL THERAPY LTD.

(合源生物科技(天津)有限公司)

TABLE OF CONTENTS

1.	Definition and Interpretation	5
2.	The Transaction	14
3.	Conditions Precedent	15
4.	Closing	17
5.	Warrantors’ Representations and Warranties	17
6.	Series A Investors and Series A+ Investors’ Representations and Warranties	27
7.	Covenants of the Founding Shareholders and the Company	28
8.	Mutual Covenants	30
9.	Shareholders’ Meetings	30
10.	Board of Directors and Officers	31
11.	Information and Inspection Rights	35
12.	Dividend	36
13.	Pre-Emptive Right	36
14.	Anti-dilution Right	37
15.	Prohibition on Transfer of Equity Interest	38
16.	Rights of First Refusal	39
17.	Right of Co-Sale.	40
18.	Liquidation Preferences.	40
19.	Redemption.	42
20.	Drag Along Rights.	44
21.	Most Favoured Investor.	45
22.	Additional Agreements; Covenants.	46
23.	Limitations on Use of Name	47
24.	Assignments and Transfers	47
25.	Termination or Amendment of The Privilege.	47
26.	Qualified IPO	48
27.	Accounting Matters	48
28.	Confidentiality and Announcements	48
29.	Default and Indemnification	50
30.	Independent Nature of Obligations and Rights of Series A+ Investors	50
31.	Termination	50
32.	Dispute Resolution and Governing Law	51
33.	Miscellaneous	52

EXHIBITS
Exhibit A	Capitalization Table
Exhibit B	Company Information
Exhibit C	Disclosure Schedule
Exhibit D	List of Key Employees

THIS INVESTMENT AGREEMENT (this “Agreement”) is executed as of June 15, 2019 (Beijing Time, the “Execution Date”), by and among:

1.	JUVENTAS CELL THERAPY LTD (合源生物科技(天津)有限公司) (the “Company”), a company with limited liability established under the laws of the PRC whose Unified Social Credit Code is 91120116MA06D8BX5T, with its registered office at Building 5, No.8, Haitai Development Third Road, Huayuan Industrial District (Outer Ring), Binhai High-Tech Zone, Tianjin;

2.	[***], a partnership with limited liability established under the laws of the PRC, with its registered office at [***];

3.	[***], together with [***], “Founding Shareholders”), a partnership with limited liability established under the laws of the PRC, with its registered office at [***];

4.	[***], a company limited by shares established under the laws of the PRC, with its registered office at [***];

5.	[***], a partnership with limited liability established under the laws of the PRC, with its registered office at [***];

6.	[***], a partnership with limited liability established under the laws of the PRC, with its registered office at [***];

7.	[***], a partnership with limited liability established under the laws of the PRC, with its registered office at [***];

8.	[***], a partnership with limited liability established under the laws of the PRC, with its registered office at [***];

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9.	[***], a partnership with limited liability established under the laws of the PRC, with its registered office at[***];

10.	[***], together with [***], the “Series A Investors”), a partnership with limited liability established under the laws of the PRC, with its registered office at Room 205-2, Building 25, 128 Yongfeng Road, Daxie Development Zone, Ningbo City, Zhejiang Province;

11.	CASI Biopharmaceuticals (WUXI) Co., Ltd. (凯信生物医药(无锡)有限公司)(“CASI”), a company with limited liability established under the laws of the PRC, with its registered office at C10402, No. 1699, Huishan Avenue, Huishan Economic Development Zone, Wuxi; and

12.	[***], the “Series A+ Investors”), a company with limited liability established under the laws of the PRC, with its registered office at [***].

(for the avoidance of doubt, with respect to RMB 1,666,667 of registered capital held by [***] according to the Series A Investment Agreement, [***] shall be regarded as Series A Investor; with respect to RMB 1,175,439 of registered capital held by [***] according to this Agreement, [***] shall be regarded as Series A+ Investor; each party referenced above, a “Party” and collectively, the “Parties”; Series A Investors and Series A+ Investors, each the “Investor” and collectively the “Investors”).

WHEREAS:

(A)	The Company is a company with limited liability duly organized and validly existing under the laws of PRC engaged in research, development, manufacturing or selling of any technology or product in relation to cellular immunotherapy, including without limitation CAR-T, CAR-NK, and TIL.

(B)	The Company desires to increase new registered capital of RMB 12,929,825 (the “Increased Capital”). The Series A+ Investors desires to subscribe all the Increased Capital pursuant to the terms and conditions set forth in this Agreement (the “Transaction”);

(C)	The Founding Shareholders, the Series A Investors, the Series A+ Investors and the Company agree to consummate the Transaction pursuant to the terms and conditions set forth in this Agreement.

The Parties hereby agree as follows:

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1.	Definition and Interpretation

1.1	Unless the context otherwise requires, the following words and expressions shall have the following meanings:

“Accounts”	means the Company’s audited balance sheets and profit and loss statements and unaudited management accounts (including the notes in each case) as at the Account Date, which have been provided to the Series A+ Investors;

“Account Date”	means March 31, 2019;

“Addition Equity”	has the meaning given to such term in Section 13.1 of this Agreement;

“Affiliate”	means, (i) in the case of a person other than a natural person, any other person Controlled by, Controlling or under the common Control with the specified person; (ii) in the case of a person who is a natural person, any other person Controlled by such person directly or indirectly, or is a direct relative of such person.

“Amended Articles”	means the amended articles of association of the Company in the form to the satisfactory of the Series A+ Investors;

“Applicable Laws”	means, with respect to any subject person, all applicable (i) constitutions, treaties, statutes, laws (including the common law), codes, rules, regulations, ordinances or orders issued by any Governmental Authority, and (ii) notices, orders, decisions, injunctions, judgments, awards and decrees issued by, or agreements with, any Governmental Authority;

“Anti-dilution Right”	has the meaning given to such term in Section 14.1 of this Agreement;

“Anti-dilution Indemnification”	has the meaning given to such term in Section 14.2.2 of this Agreement;

“Articles of Association”	means the articles of association of the Company, as amended from time to time;

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“Auditor”	means the auditor of the Company;

“Board”	means the Company’s board of directors;

“Business”	means the business currently being conducted or to be conducted by the Company, namely research, development, manufacturing or selling of any technology or product in relation to cellular immunotherapy, including without limitation CAR-T, CAR-NK, and TIL;

“Business Day”	means any day other than a Saturday or Sunday or a public holiday in the PRC and the United States;

“Capital Increase Notice”	has the meaning given to such term in Section 13.1 of this Agreement;

“Chairman”	means the Chairman of the Board of Directors;

“Closing”	means the consummation of the Transaction pursuant to Section 4 of this Agreement;

“Closing Date”	means the date on which Closing takes place;

“Company Affiliate”	has the meaning given to such term in Section 5.17.1 of this Agreement;

“Conditions Precedent”	means the conditions precedent to Closing as specified in Section 3;

“Consents”	means any consent, approval, verification, authorization, waiver, license, exemption, acknowledgement or order of, registration or filing with, or report or notice to, any person or any Governmental Authority;

“Contract”	means a legally binding contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, mortgage, franchise or license;

“Control”	means: (i) direct or indirect ownership of more than fifty percent (50%) of the share capital or other ownership interest in a subject person, or (ii) the right to exercise more than fifty percent (50%) of the voting rights in such subject person or (iii) the contractual right to designate more than half of the members of such subject person’s board of directors or similar executive body or (iv) the power to direct the management or policies of such subject person, through contractual arrangements or otherwise; and “Controlled by” or any similar term shall be construed accordingly;

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“Director”	means a director of the Board of the Company;

“Disclosure”	means any full and fair disclosure made by any Warrantors and the Company as set out in the Disclosure Schedule;

“Disclosure Schedule”	means the letter attached in Exhibit C of this Agreement;

“Distributable Proceeds”	has the meaning given to such term in Section 18.2.4 of this Agreement;

“Drag Along Shareholder”	has the meaning given to such term in Section 20.1 of this Agreement;

“Drag Along Sale”	has the meaning given to such term in Section 20.1 of this Agreement;

“Dragged Shareholders”	has the meaning given to such term in Section 20.2 of this Agreement;

“Equity Security”	means, with respect to any subject person, any share, Shareholder interest, partnership interest, sponsor right or registered capital, joint venture interest or other ownership interest, and any option, warrant or other security which is directly or indirectly convertible into, or exercisable or exchangeable for such share, Shareholder interest, partnership interest, sponsor right or registered capital, joint venture interest or other ownership interest (whether or not such derivative security is directly issued by such subject person);

“Encumbrance”	means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third-party right or interest, other encumbrance or security interest of any kind, or any other type of preferential arrangement having similar effect (including, without limitation, a title transfer or retention arrangement);

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“Exhibit(s)”	means all the exhibits attached as an integral part of this Agreement;

“Extra Equity”	has the meaning given to such term in Section 14.2.1 of this Agreement;

“FCPA”	has the meaning given to such term in Section 5.17.1 of this Agreement;

“Governmental Authority”	means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the PRC, and any domestic or foreign legislative institution, state, county, city or other political sub-division related to this Agreement;

“Government Official”	has the meaning given to such term in Section 5.17.1 of this Agreement;

“Government Entity”	has the meaning given to such term in Section 5.17.1 of this Agreement;

“Increased Capital”	has the meaning given to such terms in Recital (B);

“Intellectual Property Rights”	means all titles and licenses to inventions, patents, designs, databases, copyrights (including rights in computer software), internet domain names, know-how, logos, trade names and trademarks and any other intellectual property rights, in each case whether registered or unregistered and including applications for the grant of any of the foregoing and all rights or forms of protection having equivalent or similar effect to any of the foregoing, which may subsist anywhere in the world to the extent owned or used by the Company;

“Investment Price”	means the Series A Investment Price and/or Series A+ Investment Price attached hereto in Exhibit A;

“Key Employee”	means all employees and personnel listed in Exhibit D.

“Liquidation Preference”	has the meaning given to such term in Section 18.1.1 of this Agreement;
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“Material Adverse Change”	means any change or event which results in Material Adverse Effect;

“Material Adverse Effect”	means any change, event or effect that (i) is or would be materially adverse to the business, operations, assets, liabilities, conditions (financial or otherwise) or results of operations or prospects of the Company, (ii) is or would materially impair the validity or enforceability of this Agreement or any other Transaction Document, or (iii) is or would materially and adversely affect the ability of any of the Founding Shareholders and/or the Company to perform its obligations under this Agreement, or otherwise in connection with the Transaction contemplated hereunder;

“Material Contract”	has the meaning given to such term in Section 5.13.1 of this Agreement.

“Money Laundering Law”	has the meaning given to such term in Section 5.18.1 of this Agreement;

“Non-Requesting Holder”	has the meaning given to such term in Section 19.1.8 of this Agreement;

“Offer Equity”	has the meaning given to such term in Section 16.1 of this Agreement;

“Offeror”	has the meaning given to such term in Section 20.1 of this Agreement;

“Officer”	means, with respect to the Company or its Affiliate, the chief executive officer, vice chief executive officer, chief financial officer, chief operation officer (or any other officer bearing equivalent duties);

“Ordinary Course of Business”	means the ordinary course of business of the Company, consistent with past customary practice, including with respect to maintenance of books and records, payment of expenses and payables, making of capital expenditures, performance of maintenance and repairs necessary to maintain facilities and equipment in good operating condition (normal wear and tear excepted), collection of accounts receivables, payment of employee compensation, maintenance of insurance, cash and other normal business operation;

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“Oversubscription Right”	has the meaning given to such term in Section 13.3 of this Agreement;

“Permitted Transferee”	has the meaning given to such term in Section 15.2 of this Agreement;

“Post-closing Valuation”	means the valuation of the Company immediately after the Closing;

“PRC”	means the People’s Republic of China, which, for the purpose of this Agreement, does not include Hong Kong Special Administration Region (the “Hong Kong”), Macao Special Administration Region (the “Macao”) and Taiwan;

“Pre-emptive Right”	has the meaning given to such term in Section 13.1 of this Agreement;

“Pre-closing Valuation”	means the valuation of the Company prior to the Closing, which is made on the basis of the management forecast provided by the Company and unanimously recognized by the Parties;

“Proposed Transfer”	has the meaning given to such term in Section 16.1 of this Agreement;

“Purchasing Holders”	has the meaning given to such term in Section 16.2.2 of this Agreement;

“Qualified IPO”	means the initial public offering and listing of the equity interest/shares of the Company (or any other entity holding all the equity interest of the Company which is acceptable to the Series A+ Investors and the Founding Shareholders) on the main board of Hong Kong Stock Exchange or any other stock exchange approved by the Board;

“Redemption Date”	has the meaning given to such term in Section 19.1.9 of this Agreement;

“Redemption Right”	has the meaning given to such term in Section 19.1.2 of this Agreement;

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“Re-allotment Notice”	has the meaning given to such term in Section 16.2.2 of this Agreement;

“Related Party”	means: (a) any direct or indirect shareholder of a subject person or its Subsidiaries, (b) any director or officer of a subject person or its Subsidiaries, (c) any entity Controlled by, or any close family member (including parents, spouse, children, brothers and sisters) of, any person referred to in (a) or (b) above, or (d) any other Affiliate of a subject person or its Subsidiaries;

“Related Party Transaction”	has the meaning given to such term in Section 22.1 of this Agreement;

“Redemption Price”	has the meaning given to such term in Section 19.1.5 of this Agreement;

“Redemption Requesting Notice”	has the meaning given to such term in Section 19.1.7 of this Agreement;

“Remaining Addition Equity”	has the meaning given to such term in Section 13.3 of this Agreement;

“RMB”	means Renminbi, the lawful currency of the PRC;

“Restricted Business”	has the meaning given to such term in Section 7.4.1 of this Agreement;

“Second Capital Increase Notice”	has the meaning given to such term in Section 13.3 of this Agreement;

“Selling Holder”	has the meaning given to such term in Section 17.1 of this Agreement;

“Series A Investment Agreement”	The Investment Agreement dated December 17, 2018 entered into by and among the Company, the Founding Shareholders and the Series A Investors (except [***]) and the Supplemental Agreement dated May 21, 2019 entered into by and among the Company, the Founding Shareholders and the Series A Investors;

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“Series A Redemption Price”	has the meaning given to such term in Section 19.2.2 of this Agreement;

“Series A Redemption Right”	has the meaning given to such term in Section 19.1.2 of this Agreement;

“Series A+ Redemption Price”	has the meaning given to such term in Section19.2.1 of this Agreement;

“Series A+ Redemption Right”	has the meaning given to such term in Section 19.1.1 of this Agreement;

“Shareholder”	Means the shareholder of the Company holding equity interest of the Company;

“Shareholders’ Meetings”	means the Annual Shareholders’ Meetings or Interim Shareholders’ Meetings;

“Subscription Price”	means the consideration for the Increased Capital payable by the Series A+ Investors to the Company pursuant to the terms and conditions of this Agreement;

“Subsidiary”	means any person Controlled by a subject person from time to time;

“Taxation” or “Tax”	means all income and other taxes, including but not limited to capital gains taxes, real estate transfer taxes, value added taxes, stamp duties, deed taxes, energy taxes, social security fees, duties, imports, charges, and withholding taxes, other taxes of any nature whatsoever charged by any authority, including all costs, penalties and interest relating thereto;

“Transaction”	has the meaning given to such term in Recital (B);

“Transaction Documents”	means this Agreement, the Amended Articles and any other documents executed pursuant thereto or in connection therewith;

“Transfer Notice”	has the meaning given to such term in Section 16.1 of this Agreement;

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“Warrantors”	has the meaning given to such term in Section 5 of this Agreement;

“Wholly-owned Company”	has the meaning given to such term in Section 15.2 of this Agreement;

1.2	Unless otherwise provided in this Agreement or otherwise defined by the context, the following terms referred to in this Agreement shall be interpreted as follows:

(a)	Directly or Indirectly. The term “directly or indirectly” means, directly, or through one or more intermediate persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning;

(b)	Headings. Headings are included for convenience only and shall not affect the construction of any provision of this Agreement;

(c)	Include not Limiting. “Include,” “including,” “are inclusive of” and similar expressions are not expressions of limitation and shall be construed as if followed by the words “without limitation”;

(d)	Person. Unless otherwise provided in this Agreement, the word “person” includes any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate, other entity or governmental bureau;

(e)	References to Documents. References to this Agreement include the Exhibits, which form an integral part hereof. The words “hereof,” “hereunder” and “hereto,” and words of like import, unless the context requires otherwise, refer to this Agreement as a whole and not to any particular Section hereof or Exhibit hereto. A reference to any document (including this Agreement) is to that document as amended, consolidated, supplemented, novated or replaced from time to time;

(f)	Laws. References to any Law include all Laws amending, varying, consolidating or replacing all or part of such Law.

(g)	Time. If a period of time is specified and dates from a given day or the day of a given act or event, such period shall be calculated exclusive of that day;

(h)	Writing. References to writing and written include any mode of reproducing words in a legible and non-transitory form including emails and faxes;

(i)	Successor and Assignee. References to Parties include their respective successors and assigns;

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(j)	Material. Unless otherwise provided in this Agreement, “material” shall refer to a monetary threshold of [***] or more, provided that the value of a series of related transactions in respect of the same subject shall be aggregated for such purposes;

(k)	Representations, Warranties and Covenants. Unless otherwise provided in this Agreement, all warranties, representations, indemnities, covenants, agreements and obligations given or entered by more than one person are given or entered into severally unless otherwise specified;

(l)	Drafting. This Agreement has been negotiated jointly and reviewed by the Parties and their respective counsel. Thus, this Agreement shall be deemed to be the joint work product of the Parties and in the event of any ambiguity, no presumption or burden of proof shall arise favouring or disfavouring any Party by virtue of the actual or claimed authorship of any of the provisions of this Agreement.

2.	The Transaction

2.1	Subscription

Subject to and on the terms and conditions of this Agreement, the Company shall increase, and the Series A+ Investors shall subscribe, the Increased Capital free of any Encumbrance on the Closing Date. Subject to and on the terms and conditions of this Agreement, the Series A+ Investors shall pay the Subscription Price in the amount of RMB 110,000,000 to the Company on the Closing Date, [***] of the Subscription Price shall pay up the Increased Capital and the remaining of the Subscription Price shall be calculated as “capital surplus”, among which:

(a)	CASI shall pay RMB 80,000,000 to the Company on the Closing Date, [***] of which shall pay up the Increased Capital and the remaining part shall be calculated as “capital surplus”.
(b)	[***] shall pay RMB 20,000,000 to the Company on the Closing Date, [***] of which shall pay up the Increased Capital and the remaining part shall be calculated as “capital surplus”;
(c)	[***] shall pay RMB 10,000,000 to the Company on the Closing Date, [***] of which shall pay up the Increased Capital and the remaining part shall be calculated as “capital surplus”.

Upon Closing, the Increased Capital held by the Series A+ Investors shall represent [***] of the total equity interest of the Company (on a fully diluted basis). The shareholding structure of the Company immediately prior to and after Closing is set forth in Exhibit A.

2.2	Valuation

The Parties acknowledge that, the Subscription Price for the Increased Capital is based on the Pre-closing Valuation of the Company. The Pre-closing Valuation of the Company is [***] and the Post-closing Valuation of the Company is [***].

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2.3	Use of Proceeds

Subject to the terms and conditions hereof, the Parties agree that the Subscription Price shall only be used by the Company as working capital for the Business and for other related capital expenditure. The Company shall not use the Subscription Price to repay any loan.

2.4	Waiver

The Founding Shareholders and Series A Investors shall waive any and all right (including but not limited to pre-emption right, veto rights, rights to receive notice) with respect to the Transaction under the Series A Investment Agreement, Articles of Associations, any other instrument, document or agreement, or Applicable Laws.

2.5	Change of Registration and Filing

The Founding Shareholders and the Company shall be in charge of the change of registration and filing of this Transaction in Governmental Authorities. The Series A Investors and the Series A+ Investors shall provide necessary cooperation.

3.	Conditions Precedent

3.1	Conditions Precedent to Obligations of the Series A+ Investors

The performance of the closing obligations set forth in Section 3.1 by the Series A+ Investors are subject to the satisfaction of the following conditions (“Conditions Precedent”) on or prior to the Closing Date, any or all of which may be waived by the Series A+ Investors in writing in its sole discretion:

3.1.1	The representations and warranties made by the Warrantors under Section 5 are true, correct and complete on the Execution Date and the Closing Date.

3.1.2	During the period between the Execution Date and the Closing Date, no Material Adverse Changes has occurred to the Company, including, without limitation, the rights of the Series A+ Investors hereunder, the business, operations, affairs, prospects, properties, assets, existing and potential liabilities, profits or conditions (financial or otherwise) of the Company, and the ability of the Company, the Founding Shareholders and/or Series A Investors to consummate the Transaction contemplated hereby or to perform its or his obligations hereunder or under any other Transaction Document.

3.1.3	There exists no valid injunction, restraining order or any other that prohibits the consummation of the Transaction or restricting the Business of the Company, which has a Material Adverse Effect on the Company; there exists no pending or threatened legal action or governmental investigation, which, if adversely determined, would reasonably be expected to result in any such injunction or order that has such Material Adverse Effect on the Company.

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3.1.4	The Founding Shareholders, the Series A Investors and the Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

3.1.5	The Warrantors shall have obtained all authorizations, approvals, waivers or permits of the Persons and Governmental Authorities necessary for the consummation of the Transaction. All such authorizations, approvals, waivers and permits shall be effective as of the Closing.

3.1.6	The Warrantors shall have obtained all corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto (including but not limited to the resolutions of Shareholders and Boards of Directors (as applicable) of the Company) required to approve the Transaction Documents and the transaction thereunder.

3.1.7	The Series A+ Investors shall have completed the due diligence investigation of the Company and any corrective items identified by the Series A+ Investors shall have been corrected and the results of the due diligence investigation in legal, financial, managerial, commercial and technological aspects shall be satisfactory to the Series A+ Investors. Without limiting the foregoing, the Series A+ Investors shall have received from the Company all documents and other materials requested by the Series A+ Investors for the purpose of examining and determining the rights in and to any technology, products and proprietary rights now used, proposed to be used in, or necessary to, the business as now conducted and proposed to be conducted by the Company, and the status of its ownership rights in and to all such technology, products and proprietary rights shall be satisfactory to the Series A+ Investors in its sole discretion.

3.1.8	The Company has provided to the Series A+ Investors a copy of the resolutions duly passed by the Board, which shall set forth: (i) approval of the Transaction, this Agreement and the Exhibits attached hereto by the Company; (ii) approval of the entry into and performance of this Agreement and the other Transaction Documents by the Company; and (iii) approval of the increase of the Increased Capital for subscription by the Series A+ Investors.

3.1.9	The Amended Articles of the Company shall have been duly amended and restated by all necessary actions of the Board of the Company and adopted by all the Shareholders of the Company in the form and substance satisfactory to the Series A+ Investors.

3.1.10	The Company has delivered to the Series A+ Investors a business plan and budget for the twelve

(12) months immediately following the Closing and other financial statements reasonably required by the Series A+ Investors and such business plan and budget shall be reasonably satisfactory to the Series A+ Investors.

3.1.11	The PRC counsel to the Company shall have delivered to the Series A+ Investors a legal opinion dated as of the date of the Closing addressed to such Series A+ Investors in form and substance satisfactory to such Series A+ Investors opining on the legality of the Transaction.

3.1.12	The Warrantors shall have executed and delivered to such Series A+ Investors a scanned copy of certificate of the Company dated as of the Closing stating that the conditions specified in Section 3.1 have been fulfilled as of the Closing.

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3.2	Obligations to Satisfy the Conditions Precedent

Each of the Company and Founding Shareholders shall use its or his commercially reasonable efforts to ensure the satisfaction of the Conditions Precedent set forth in Section 3.1 as soon as possible.

4.	Closing

4.1	Closing

Subject to the satisfaction by the Warrantors of the conditions set forth in this Agreement (including but not limited those under Section 3.1), Closing shall take place remotely via the exchange of documents and signatures on a date specified by the Parties, or by another method or at another time and date and at another location to be mutually agreed by the Parties, which date shall be no later than five (5) Business Days after the satisfaction or waiver of each condition to such Closing set forth in Section 3.1 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date”.

4.2	Actions to be Taken by the Company on the Closing Date On the Closing Date, the Company shall:

4.2.1	deliver a duly signed capital contribution certificate (出资证明书) evidencing that the Increased Capital have been registered in the name of the Series A+ Investors;

4.2.2	deliver a duly issued Shareholders’ Register (股东名册) of the Company, evidencing the valid subscription of the Increased Capital by the Series A+ Investors in accordance with Section 2.1.

4.3	Documents to be Delivered and/or Actions to be Taken by the Company after Closing

The Company shall, within thirty (30) days of Closing, file the Amended Articles with the Administration of Industry and Commerce, and deliver to the Series A+ Investors the record for such filing.

5.	Warrantors’ Representations and Warranties

Subject to the Disclosure Schedule, each of the Company and the Founding Shareholders, (collectively, the “Warrantors”) jointly and severally makes the following representations and warranties to the Series A+ Investors on the Execution Date, and such representations and warranties shall be made repeatedly on the Closing Date:

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5.1	Existence/Authority

Such Party (if it is not a natural person) is duly organised and validly existing under the laws of its place of incorporation, and such Party has the power and authority to enter into this Agreement and perform its obligations contemplated hereby; such Party (if it is not a natural person) has the capacity to enter into and perform its obligations contemplated under this Agreement and any other Transaction Document.

5.2	Authorisation

The execution, delivery and performance by such Party of this Agreement has been duly authorised and this Agreement will be binding upon such Party in accordance with its terms and can be enforced against such Party.

5.3	No Conflict

The execution, delivery and performance of this Agreement and any other Transaction Document by such Party do not and/or will not:

(a)	violate, conflict with or constitute a default under any provision of such Party’s constitutional documents or Applicable Laws;

(b)	conflict with or result in a breach of any agreement to which such Party is a party or by which its properties are bound;

(c)	violate any judgment, order, injunction, decree or award of any court, administrative agency or governmental body against, or binding upon, such Party or its properties; or

(d)	constitute a violation of any Applicable Laws applicable to such Party or its properties.

5.4	No Consents

The execution, delivery and performance by such Party of this Agreement and any other Transaction Documents and the consummation of this Transaction are not subject to any approval from such Party’s shareholders, creditors, stakeholders or any other person, or any consent or approval of, or notification to or filing with, any Governmental Authority, other than those Consents and approvals to be obtained as of the Closing Date as set forth in the Conditions Precedent.

5.5	Legal Proceedings

There is no pending or threatened actions, litigations or proceedings against such Party or its properties before any court, arbitration tribunal, administrative or governmental body, which, if adversely determined, would impair such Party’s ability to perform its obligations under Agreement or any other Transaction Documents to which such Party is a party.

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5.6	Information

5.6.1	General Representations

All information in writing or any other form which has been provided by or on behalf of the Warrantors to the Series A+ Investors or its advisors in the course of the negotiations leading to this Agreement is true, complete and accurate and there are no material omissions. All facts that may have any Material Adverse Effect on the Company or their business have been Disclosed to the Series A+ Investors.

5.6.2	Equity Interest

(a)	No person other than the Founding Shareholders and the Series A Investors owns any equity interest in the Company or has any claim, right or interest in or to the Company. The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its registered capital or to pay any dividend or make any other distribution.

(b)	The Company has the power to increase the Increased Capital for subscription by the Series A+ Investors on the terms of this Agreement and no consent is required from any third party for such issuance. No claim has been made by any person that it or he has any right to subscribe any or all of the Increased Capital. The Increased Capital, when increased and paid for as provided in this Agreement, will be duly and validly increased and fully paid up. There are no current or future restrictions on transfer of any Increased Capital except for the restrictions imposed by the applicable securities law and the Transaction Documents. Upon Closing, the Increased Capital will represent [***] of the total equity interest of the Company (on a fully diluted basis) and the Increased Capital shall be free of any Encumbrance.

(c)	The shareholding structure and other particulars of the Company (i) specified in Part I of Exhibit A is true, complete and accurate until immediately prior to the Closing, and (ii) specified in Part II of Exhibit A is true, complete and accurate at the consummation of the Closing.

(d)	The Company is not an Affiliate of Juventas Therapeutics, Inc., a business entity with address at 3615 Superior Avenue Suite 4403B Cleveland, OH 44114;

5.6.3	Options and Encumbrance

None of the Warrantors has granted any right to obtain or receive any equity interest in the Company, or any right to receive any part of the profits or dividends of the Company, and there exists no Encumbrance over the Equity Security of the Company.

5.6.4	Company Status / Business Operation

(a)	The Company has been duly incorporated, validly existing and duly registered. The Company has obtained necessary power and authority to own and operate its assets and properties, and to conduct its business in the current manner. As of the Closing Date, the information of the Company set forth in Exhibit B is true, complete and accurate. The Company is not insolvent, or has not commenced any bankruptcy or liquidation process, and no receiver or administer has been appointed in respect of the Company. The Company holds no direct or indirect interest in any other person;

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(b)	The Company has not conducted the business of the development and application of human stem cells, gene diagnosis and therapeutic technologies.

5.7	Corporate Documents

5.7.1	Articles of Association

The Articles of Association of the Company provided to the Series A+ Investors are complete, true and accurate.

5.7.2	Governmental Authority

All reports, resolutions and other documents in relation to the Company that are required to be filed with or submitted to any Governmental Authority have been duly filed or submitted.

5.7.3	Consents

The Company has obtained any and all Consents to conduct its business as required by Applicable Laws and such Consents still remain valid.

5.8	Accounts

5.8.1	Accounts

The Warrantors have delivered to Series A+ Investors the audited consolidated balance sheets, cash flow statements and income statements of the Company for the fiscal year ending December 31, 2018 prepared by certified public accountant in accordance with PRC GAAP. Subject to the audit report issued by a certified public accountant, (a) the Accounts are true and accurate in all material respects and present a true and fair view of the assets, liabilities and financial positions of the Company as at the Account Date; (b) there has been no Material Adverse Change in the financial position of the Company since the Account Date; and (c) the Company has no liability of any nature other than those Disclosed in the Accounts.

5.8.2	Accounting Principles

Subject to (i) the changes of Applicable Laws and any changes that are specifically noted in the Accounts and (ii) the changes in the accounting principles that are specifically noted in the Accounts, the accounting principles adopted by the Company are compliant with Applicable Laws.

5.8.3	Books and Financial Records

All the Accounts, books and financial and other records of the Company are completely, properly and accurately maintained and prepared. All such Accounts, books and records that are required to be possessed by the Company according to Applicable Laws are in the possession of the Company.

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5.9	Changes since the Account Date

Since the Account Date, except as contemplated by this Agreement, there has not been:

5.9.1	any material change in the assets, liabilities, financial condition or operations of the Company reflected in the financial statements, other than changes in the Ordinary Course of Business, or other changes which would not reasonably be expected to have a Material Adverse Effect on the Company;

5.9.2	any resignation or termination of any Key Employee of the Company;

5.9.3	any satisfaction or discharge of any lien or payment of any obligation by the Company, except for those made in the Ordinary Course of Business or those that are not material to the assets, properties, financial condition, or operation of such entities (as such business is presently conducted);

5.9.4	any change, amendment to or termination of a Material Contract (as defined in Section 5.13.1 below);

5.9.5	any material change in any compensation arrangement or agreement with any Key Employee of the Company;

5.9.6	any sale, assignment or transfer of any Intellectual Property of the Company, other than in the Ordinary Course of Business or which would not reasonably be expected to have a Material Adverse Effect on the Company;

5.9.7	any declaration, setting aside or payment or other distribution in respect of the Company’s capital, or any direct or indirect redemption, purchase or other acquisition of any of such shares by the Company other than the repurchase of capital from employees, officers, directors or consultants pursuant to agreements approved by the Board of such Person;

5.9.8	any failure to conduct business in the ordinary course, inconsistent with such Company’s past practices;

5.9.9	any damages, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operation or business of the Company;

5.9.10	any event or condition of any character which might have a Material Adverse Effect on the assets, properties, financial condition, operation or business of the Company, but excluding any of the foregoing resulting from general economic conditions or from conditions that generally affect the industry of such Company (other than changes that have a materially disproportionate effect on such Person); or

5.9.11	any agreement or commitment by the Company to do any of the things described in this Section 5.9 except pursuant to this Agreement or the Ancillary Agreements.

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5.10	Taxes

5.10.1	General

The Company has complied with Applicable Laws on Taxation and has filed all tax returns in respect of all Taxes payable by it in a timely manner in accordance with Applicable Laws. All the information contained in such tax returns is true, accurate and not materially misleading. The Company has paid in full all Taxes payable by it in a timely manner in accordance with Applicable Laws.

5.10.2	No Illegal Payment

The Company has not made any payment to any person, which is illegal under Applicable Laws.

5.11	Employment

The Company has complied with Applicable Laws in relation to labour relationship, labour conditions and payment of social security and housing fund. Exception as otherwise disclosed in the Disclosure Schedule, there are no stock incentive plans, equity or profit distribution plans or other incentive plans in favour of any director, officers or employees of the Company. There are no outstanding disputes between the Company and its employees which may have any Material Adverse Effect.

5.12	Assets and Liabilities

5.12.1	Title and Condition

The Company does not own any real properties.

The Company has good and marketable title to all its personal properties and any other assets and any other rights and interests. These exist no liens or other Encumbrances over such properties and assets. There are no valid planning or Applicable Laws that will prohibit or restrict the Company from operating its business with its assets or leased properties in a manner currently conducted. The assets of the Company (including the leased properties) constitute all assets, properties and rights necessary or important for its independent and continuous business operation.

5.12.2	Leased Properties

Except as Disclosed in the Accounts, the Company has not incurred off-balance sheet liability (current or contingent) during the acquisition, transfer or disposal of any of its leased properties.

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5.12.3	Intellectual Property Rights

(a)	The Company owns or otherwise has the right or license to use all Intellectual Property material to its Business as currently conducted without any violation or infringement of the rights of others, free and clear of all liens. The Company, to its best knowledge, will provide the Series A+ Investors with a complete and accurate list of all Intellectual Property owned, licensed to or used by the Company that are material for its independent and continuous business operation, whether registered or not, and a complete and accurate list of all licenses granted by the Company to any third party with respect to any Intellectual Property. There is no pending or, to the best knowledge of the Warrantors, threatened, claim or litigation against the Company, contesting the right to use its Intellectual Property, asserting the misuse thereof, or asserting the infringement or other violation of any Intellectual Property of any third party. All material inventions and material know-how conceived by the employees of the Company and related to the businesses of such Person were “works for hire,” and all right, title, and interest therein, including any application therefore, were transferred and assigned to the Company.

(b)	With respect to any Intellectual Property Right owned by the Company:

(i)	the Company has taken all reasonable and necessary steps to protect and maintain such Intellectual Property Right; and

(ii)	none of such Intellectual Property Right will lapse or become invalid in whole or in part as a result of the execution and performance of this Agreement and the other Transaction Documents or the Closing of this Transaction.

(c)	With respect to any Intellectual Property Rights used by the Company:

(i)	the Company has the lawful right to use such Intellectual Property Right in accordance with necessary license agreements, permits or similar agreements;

(ii)	the license agreements, permits and similar agreements above remain valid and effective;

(iii)	none of such license agreements, permits and similar agreements will terminate or become invalid in whole or in part as a result of the execution and performance of this Agreement and the other Transaction Documents or the Closing of this Transaction.

(d)	The Company has not infringed the Intellectual Property Rights of any other person. No person has made any claim that the Company has infringed any Intellectual Property of such person and no facts or circumstances exist which would reasonably be expected to give rise to any such claim.

(e)	To the best knowledge of the Warrantors, none of the employees of the Company owns, directly or indirectly, any intellectual property right which is similar to the Intellectual Property or related with the Business conducted by the Company.

(f)	To the best knowledge of the Warrantors, none of the Key Employees or employees of the Company are obligated under any contract (including a contract of employment), or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company, or that would conflict with the Business of the Company as presently conducted, unless otherwise agreed by the Series A+ Investors in writing. To the best knowledge of the Company, it will not be necessary to utilize in the course of the Company’ business operations any inventions of any of the employees of the Company, the Key Employees made prior to their employment by such Company, except for inventions that have been validly and properly assigned or licensed to the Company as of the date hereof.

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5.13	Contracts

5.13.1	List of Contracts

The Disclosure Schedule provided by the Company contains a complete and accurate list of all Contracts as of the Execution Date to which the Company is a party, and that will involve (i) any Contract entered into during the Ordinary Course of Business of the Company in excess of [***], (ii) any Contract entered into beyond the Ordinary Course of Business of the Company and the amount of which is in excess of [***], and (iii) the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Equity Securities, (iv) any provisions providing for exclusivity, “change in control”, “most favoured nations”, rights of first refusal or first negotiation or similar rights, or grants a power of attorney, agency or similar authority, (v) a loan, an extension of credit, a guaranty, surety, deed of trust, or the grant of a Lien, (vi) the establishment, contribution to, or operation of a partnership, joint venture, alliance or similar entity, or involving a sharing of profits or losses (including joint development and joint marketing Contracts), or any investment in, loan to or acquisition or sale of the securities, equity interests or assets of any Person, (vii) a Governmental Authority, state-owned enterprise, or sole-source supplier of any material product or service (other than utilities), and (viii) any Contracts that affect the assets, properties, financial condition, operation or business of the Company in material respects, including but not limited to any Contract having an effective term of more than three (3) year or payments in excess of [***] (collectively, the “Material Contracts”).

5.13.2	Validity of Contracts

(a)	To the knowledge of the Company, there are no circumstances where any material agreement or other transactions to which the Company is a party may be declared to be void or be terminated. None of the Company has received any notice of any intention to terminate, refuse to perform or invalidate any such agreement or transaction;

(b)	To the knowledge of the Company, there are no breaches by any person with whom the Company has entered into any agreement or arrangement, which may have any Material Adverse Effect on the financial or operational conditions or prospects of the Company and no circumstances exist that may give rise to any such breach.

5.13.3	Unusual Contracts

The Company is not a party to any long-term and onerous agreement that is not consistent with usual business practice other than those entered into in the Ordinary Course of Business.

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5.13.4	Related Party Transactions

Other than those Disclosed to the Series A+ Investors by the Company to its best knowledge, there are no material contracts, understandings or transactions between the Company, on the one hand, and any of its Related Parties, on the other hand. All the contracts, understandings and transactions between the Company, on the one hand, and any of its Related Parties, on the other hand, as Disclosed in writing to the Series A+ Investors, are entered into on arm’s length terms.

5.14	Litigation and Other Disputes

(a)	The Company has not been involved in any litigation, arbitration, prosecution or any other legal proceedings (whether as a plaintiff, defendant or third party) which would or may have any Material Adverse Effect on the Company. There is no pending or threatened legal proceeding against the Company or any person where the Company may be held liable for the action or default of such person, which would or may have any Material Adverse Effect on the Company;

(b)	The Company is not currently involved in proceedings or investigations before any Governmental Authority (whether judicial or quasi-judicial), which, if adversely determined, may have Material Adverse Effect on the Business or value of the assets of the Company;

(c)	There is no pending or threatened legal action, litigation or proceeding against Founding Shareholders or in respect of their respective assets at any court, arbitration tribunal, administrative or governmental body, which, if adversely determined, may have Material Adverse Effect on the rights, ownership or interests of or in the equity interest of the Company held by the Founding Shareholders, and no facts or events exist which may lead to such litigation or proceedings.

5.15	Insurance

The Company has taken out insurance policies from the insurers set forth in the Disclosure Schedule as required for the operation of the Business and by the Applicable Laws. The relevant insurance policies remain in full effect and all the insurance premium payable thereunder have been paid. The Company has not received any notice for cancelation or termination of any such insurance policy and the Company has complied with the terms and conditions of such insurance policies.

5.16	Compliance

5.16.1	The Company is in all materials respects in compliance with all Applicable Laws that are applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets or properties, including any PRC governmental claims arising under any PRC Applicable Laws that may require the registration or licensing of any Intellectual Property but excluding any third-party claims.

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5.16.2	To the best knowledge of the Company, no event has occurred and no circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, in material respects, any Applicable Laws applicable to the Company, or (ii) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

5.16.3	The Company has not received any written notice from any Governmental Authority regarding

(i)       any actual, alleged, possible, or potential violation of, or failure to comply with, any Applicable Laws, or (ii) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

5.16.4	To the Company’s best knowledge, no Company, nor any director, agent, employee or any other person acting for or on behalf of the Company, has directly or indirectly established or maintained any fund or assets in which the Company shall have proprietary rights that have not been recorded in the books and records of such person.

5.16.5	Each of the Key Employees and other employees of the Company has entered into an employment agreement with the Company in accordance with the PRC Applicable Laws.

5.17	Compliance with Anti-bribery Laws.

5.17.1	None of the Company or any director, officer, and to the best knowledge of the Warrantors, any agent, employee, affiliate or any other person acting for or on behalf of the foregoing (individually and collectively, a “Company Affiliate”), is aware of or has taken any action, directly or indirectly, that would result in a violation of or has violated the U.S. Foreign Corrupt Practices Act, as amended (“FCPA”), as amended, or any other applicable anti-bribery or anti- corruption laws, including, without limitation, using any corporate funds for any unlawful contribution, gift, entertainment or other unlawful payments to any foreign or domestic governmental official or employee from corporate funds, nor has any Company Affiliate offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any officer, employee or any other person acting in an official capacity for any Government Entity, as defined below, to any political party or official thereof or to any candidate for political office (individually and collectively, a “Government Official”) or to any person under circumstances where such Company Affiliate knew or was aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, for the purpose of:

(a)	influencing any act or decision of such Government Official in his official capacity;

(b)	inducing such Government Official to do or omit to do any act in relation to his lawful duty;

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(c)	securing any improper advantage; or

(d)	inducing such Government Official to influence or affect any act or decision of any Government Entity, in order to assist the Company in obtaining or retaining business for or with or directing business to the Company or its Subsidiary or in connection with receiving any approval of the transactions contemplated herein. None of the Company Affiliate has accepted anything of value for any of the purposes listed in subsections (a) through (d) of this Section. As used in this Section 5.17, “Government Entity” means any government or any department, agency or instrumentality thereof, including any entity or enterprise owned or controlled by a government, or a public international organization.

5.18	Compliance with Anti-money Laundering Laws.

5.18.1	The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable anti-money laundering statutes of all jurisdictions, including, without limitation, all U.S. anti-money laundering laws, the rule and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental or regulatory agency (collectively, the “Money Laundering Laws”); and no action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Warrantors, threatened.

5.1	Environmental and Safety Laws.

The Company is not in material respects in violation of any Application Laws relating to the environment or occupational health and safety and no material expenditures are or will be required in order to comply with any such existing Applicable Laws.

6.	Series A Investors and Series A+ Investors’ Representations and Warranties

6.1	Existence/Authority

Such Party (if it is not a natural person) is duly organised and validly existing under the laws of its place of incorporation, and such Party has the power and authority to enter into this Agreement and perform its obligations contemplated hereby; such Party (if it is not a natural person) has the capacity to enter into and perform his obligations contemplated under this Agreement and any other Transaction Document.

6.2	Authorisation

The execution, delivery and performance by such Party of this Agreement has been duly authorised and this Agreement will be binding upon such Party in accordance with its terms and can be enforced against such Party.

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6.3	Purchase for Own Account

The equity interest in the Company acquired or to be acquired by each Series A+ Investors is acquired for investment for the own account of such Investor (and/or its Affiliates), not as a nominee or agent of anyone else, and not with a present view to the resale or distribution of any part thereof, and that such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same.

7.	Covenants of the Founding Shareholders and the Company

7.1	Pre-Closing Covenants

Until Closing Date, the Founding Shareholders shall cause the Company to continue to operate in the Ordinary Course of Business. The Founding Shareholders shall cause the Company not to take any action that is inconsistent with the past business practices or sound business judgment. Without limiting the generality of the foregoing, until the Closing Date, the Founding Shareholders shall cause the Company to maintain all their assets in their present state (except reasonable wear and tear), and shall maintain the Company’s relationship with its customers, suppliers, vendors, employees, salespeople and any other persons having business relations with the Company. Without limiting the generality of the foregoing, during the period between the Execution Date and the Closing Date, unless otherwise expressly provided in this Agreement, (i) the Founding Shareholders and the Company shall ensure that the Company will not amend its charter documents, issue or transfer any equity or debt securities, and (ii) none of the Founding Shareholders may directly or indirectly transfer its equity interest of the Company in whatever manner or create any Encumbrance thereon.

7.2	Timely Notification

If, at any time prior the Closing Date, any of the Founding Shareholders or the Company becomes aware of any the following facts or events, such Founding Shareholders or the Company shall promptly notify the Series A+ Investors in writing: (i) there is material discrepancy between the information disclosed by the Founding Shareholders and the Company to the Series A+ Investors and the actual circumstances; and (ii) there is any material discrepancy between any representations, warranties or covenants hereunder and the actual circumstances, or any such representations, warranties or covenants are misleading in any material respect, which, in each case, may affect the determination of the Series A+ Investors as to the Pre-closing Valuation of the Company and the consummation of this Transaction.

7.3	Compliance with Applicable Laws

7.3.1	After the Closing Date, the Founding Shareholders shall cause the Company to continue to operate in the Ordinary Course of Business, and cause the Company to continue to comply with Applicable Laws in all material respects, including without limitation to the rules and regulations in relation to the Business, Intellectual Property Rights, foreign investment, anti- trust, tax, labour, social security and housing fund and foreign exchange, to ensure the Company operate its Business as going concern and meet the requirements for a Qualified IPO. The Company shall ensure that the Company and its Shareholders shall complete the registration and other procedures as required by Applicable Laws and shall not adversely affect the distribution of any profits or dividends or any other distribution to the Series A+ Investors.

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7.3.2	The Company undertakes to CASI that after the Closing Date, unless otherwise agreed by CASI, as long as CASI holds any equity interest in the Company, it will not conduct the business of the development and application of human stem cells, gene diagnosis and therapeutic technologies.

7.4	Non-compete

7.4.1	Each of the Founding Shareholders undertakes to the Series A+ Investors that, they will not either on their own account or through any of their Affiliates, or in conjunction with or on behalf of any other person: (i) directly or indirectly, own, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, that is the same, similar to, or otherwise competes with any principal business of any member of the Company (a “Restricted Business”), or otherwise carry out any Restricted Business; (ii) act as the shareholder, director, employee, partner, consultant, agent or representative of any entity described in subsection (i) above; (iii) solicit or entice away or attempt to solicit or entice away from any member of the Company, any person, firm, company or organization who is an employee or a customer, client, representative, agent or correspondent of such member of the Company or in the habit of dealing with such member of the Company.

7.4.2	In the event any entity directly or indirectly established, managed or controlled by the Founding Shareholders, engages or will engage in any Restricted Business, the Founding Shareholders agrees, and the Founding Shareholders shall cause such entity, to disclose the related information to the Company and the Series A+ Investors and transfer such business and/or assets to the Company immediately.

7.5	Accounting Principles

The Company shall maintain the accounting principles and financial systems as required by Applicable Laws and listing rules for a Qualified IPO.

7.6	Establishment of Branch Office in Beijing

The Company shall establish a branch company or a Subsidiary in Beijing to conduct business within three (3) months after the Closing Date.

7.7	Compliance of Social Security Payment

The Company shall procure its branch company or Subsidiary in Beijing to pay relevant social security premiums for its employees located in Beijing as soon as practicable.

7.8	Elimination of Adverse Effects of Environmental Matters

The Company shall, within twelve (12) months after the Closing Date or such other period agreed by CASI, eliminate the adverse effects of failure to acquire relevant approval of environmental impact assessment and acceptance of environmental impact assessment regarding its laboratory currently in use.

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7.9	Compliance of Intellectual Property Management

Within three (3) months upon the Closing, the Company shall initiate the filing for application of the following words and image as the trademark of the Company: “合源生物”, “JUVENTAS” and “”.]

8.	Mutual Covenants

8.1	Reasonable Efforts

Each Party agrees to use its reasonable commercial efforts to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable to satisfy the terms and conditions of this Agreement and to consummate the Transaction. Each Party shall use its commercially reasonable efforts to obtain all necessary clearances, waivers, Consents and approvals and to effect all necessary registrations and filings required for the consummation of this Transaction.

8.2	Further Assurances

Each Party shall cooperate with the other Party and/or the Company and/or each Party’s Affiliates and shall execute and deliver to the other Party and/or the Company and/or its Affiliates such other instruments and documents and take such other actions as may be reasonably requested from time to time in order to carry out, evidence and confirm their rights and the intended purpose of this Agreement.

9.	Shareholders’ Meetings

9.1	Annual Shareholders’ Meetings

An Annual Shareholders’ Meeting shall be held once a year. The Board of Directors shall give all Shareholders at least thirty (30) days’ prior written notice (unless a longer period is required by Applicable Laws) and shall include in such notice all matters to be dealt with at such Annual Shareholders’ Meeting.

9.2	Interim Shareholders’ Meetings

An Interim Shareholders’ Meeting shall be called by the Board whenever it deems necessary or otherwise convened in accordance with Applicable Laws. The Board shall give all Shareholders at least fifteen (15) days’ prior written notice (unless a longer period is required by Applicable Laws) and shall include in such notice all matters to be dealt with at such Interim Shareholders Meeting.

9.3	Convening

All Shareholders’ Meetings shall be convened at Tianjin or Beijing or such other place approved by a simple majority of shareholders. All Shareholders’ Meetings shall be convened in accordance with Amended Articles and this Agreement. The Shareholders may attend the Shareholders’ Meetings in person or by proxy, or participate in the Shareholders’ Meetings by telephone conference call, video conference call or by means of any other similar communication equipment, provided that each participant shall be able to communicate instantaneously and normally; and such participation shall constitute presence in person provided that the minutes of the Shareholders’ Meetings are thereafter signed by all Shareholders who are entitled to vote at and participated in such meeting.

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9.4	Voting

The Shareholders of the Company shall vote according to its equity percentage at the Shareholders’ Meeting.

9.5	Quorum

The presence of at least Shareholders representing an aggregate of no less than fifty (50%) of the Registered Capital of the Company (or their respective duly appointed proxies) (including at least Investors representing an aggregate of no less than fifty percent (50%) of the Registered Capital held by all Investors) shall constitute a quorum to convene a Shareholders’ Meeting.

9.6	Resolutions of Shareholders’ Meetings

Subject to Section 10.4, resolutions of a Shareholders’ Meeting shall be passed only if approved by an affirmative vote of Shareholders representing more than fifty percent (50%) of the equity interest which are held by the Shareholders present in person or by proxy at such meeting.

9.7	Written Resolutions

Subject to Section 10.4, written resolutions signed by all the Shareholders entitled to receive notice of a Shareholders’ Meeting shall be as valid and effective for all purposes as resolutions of the Shareholders duly passed at a Shareholders’ Meeting duly convened, held and constituted.

10.	Board of Directors and Officers

10.1	Composition of the Board

10.1.1	The management of the Company shall be vested in the Board of Directors consisting of three (3) Directors from the date on which the Directors referred to in Section 10.1.2 below are appointed and during the term of this Agreement.

10.1.2	During the term of this Agreement:

(a)	the Founding Shareholder shall be entitled to nominate for election two (2) Directors with voting rights;

(b)	[***] shall be entitled to nominate for election one (1) Director with voting rights and one observer without voting right;

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(c)	The Board and the board of directors of each of the Company’s Subsidiaries (if applicable) shall have one (1) observer designated by CASI (“CASI Observer”). CASI Observer shall have the right to attend board or board committee meetings of the Company and each of its Subsidiaries in a non-voting observer capacity (whether in person, by telephone or other). Each of the Company and its Subsidiaries shall provide to the CASI Observer, concurrently with the members of the board and all committees thereof, and in the same manner, notice of such meetings and a copy of all materials provided to such members of the Board and all committees thereof; provided, however, that the CASI Observer shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided. Notwithstanding anything to the contrary, such CASI Observer may disclose any information to its appointer or any of its Affiliates or to any person to whom disclosure would be permitted in accordance with this Agreement.

(d)	the Chairman shall be nominated for election by the Founding Shareholders.

10.1.3	On the Closing Date, the Parties shall procure that the nominees of each Shareholder nominated in accordance with the preceding Section 10.1.2 shall be appointed as Directors.

10.1.4	Each of the Shareholders undertakes to vote for election of any nominee for Director as proposed from time to time by a Shareholder, and further undertakes to vote for removal of any Director nominated by a Shareholder if so requested by such Shareholder.

10.1.5	A Director may be removed by the Shareholder by whom such Director is nominated (but not by any other Shareholder) upon written notice of removal. Such Shareholder shall send such removal notice to the Board of Directors. The Board of Directors shall notify the other Shareholders of such removal. All Shareholders shall take all necessary actions (including convening a Shareholders’ Meeting when necessary or upon request) to give effect to such removal and to the appointment of the new Director nominated by such Shareholder.

10.1.6	In the event of a vacancy in the Board of Directors due to the death, retirement, resignation or removal of any Director, a new Director shall be nominated in place of the deceased, retired, resigned or removed Director. Such nomination shall be made by the Shareholder who nominated the deceased, retired, resigned or removed Director by written notice to the Board of Directors with a copy to the other Shareholders. All Shareholders shall take all necessary actions to procure and ensure the election of the newly nominated individual to the Board of Directors (including convening a Shareholders’ Meeting when necessary or upon request).

10.2	Meetings of the Board of Directors

10.2.1	The meetings of the Board of Directors shall:

(a)	be convened every six (6) months at which all matters relating to the operation, management and other activities of the Company shall be discussed; and

(b)	be called by the Chairman at such reasonable time as he may determine to be necessary or desirable. The meeting of the Board of Directors shall be held in Tianjin, Beijing or such other place approved by a simple majority of the Directors. A meeting of the Board of Directors shall be held upon at least fifteen (15) Business Days’ prior written notice to all Directors and the observer appointed by Series A Investor, and the notice shall state the agenda, date, time and place for the meeting, provided that a shorter notice period is permissible with the written consent of a simple majority of the Directors.

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10.2.2	A Director may authorize another Director to attend a meeting of the Board of Directors, provided that a notice of authorization shall be duly signed by such authorizing Director and deposited with the Company or a written notice shall be given to the Company at least one (1) Business Day before the meeting of the Board of Directors.

10.2.3	The quorum for a meeting of the Board of Directors shall be the presence, whether in person or by due authorization of another Director, of all directors with voting rights.

10.2.4	Directors may participate in a meeting of the Board of Directors by means of telephone conference call, video conference call or similar communication equipment whereby each participant shall be able to communicate instantaneously and normally; and such participation shall constitute presence in person provided that the minutes of such meeting are thereafter signed by all Directors with voting rights who participated in such meeting.

10.3	Resolutions of the Board of Directors

10.3.1	Each Director with voting rights shall be entitled to one (1) vote (except that in the event that a Director accepts authorizations from one or more Directors, such Director being authorized shall be entitled to cast such additional votes in an amount equal to the number of Directors who grant authorizations to such Director).

10.4	Notwithstanding anything otherwise provided in this Agreement or other Transaction Documents, without prior written consent by the director appointed by [***], the Company shall not take, and the Founding Shareholders shall procure that the Company not take any of the actions set forth below, or any action or omission of action with same effect, and any resolution passed in violation of the foregoing shall be null and void:

10.4.1	issue or sell any Equity Securities, conduct any equity financing or incur any obligations therefrom;

10.4.2	amend any Investor’s equity interest and/or rights, preferences, privileges, powers, or the restrictions provided for the benefit of Investors hereunder;

10.4.3	amend any provisions in the Articles of Associations of the Company;

10.4.4	make any distribution of profits amongst the Shareholders by way of dividend (interim and final) or otherwise;

10.4.5	change the number of Directors of the Company;

10.4.6	conduct any merger, consolidation, or other corporate reorganization or any transaction or series of transactions in which in excess of fifty percent (50%) of the Company’s or the Company’s controlling shareholder’s voting power is transferred;

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10.4.7	sell or dispose of the whole or a substantial part of the assets of the Company;

10.4.8	sell, transfer, encumber or otherwise dispose of any trademarks, patents or other intellectual property owned by the Company beyond the Ordinary Course of Business;

10.4.9	create or amend the employee stock ownership plan;

10.4.10	increase the salary (and bonus) of any management personnel whose salary in excess of RMB 800,000 with a raise of more than 15% a year;

10.4.11	incur any indebtedness or loan in excess of RMB1,000,000 (or its equivalence in other currency or currencies) in one transaction or in excess of RMB1,000,000 (or its equivalence in other currency or currencies) at any time in any fiscal year;

10.4.12	conduct any transaction with any shareholder, director, senior executive, employee or the Affiliates of the foregoing;

10.4.13	purchase any real-estate in excess of RMB1,000,000;

10.4.14	approve the annual budget of the Company;

10.4.15	appointment or replacement of the general manager, vice general manager, chief financial officer, chief technical officer, chief sales officer, secretary of Board and their salary;

10.4.16	appoint or change the Auditors of the Company;

10.4.17	redeem the Equity Securities of the Company;

10.4.18	conduct any matters relating to the winding up, takeover, bankruptcy or liquidation of the Company;

10.4.19	cease to conduct or carry on the business of the Company substantially as now conducted or change any part of its business activities;

10.4.20	conduct any or a series of transactions in excess of RMB1,000,000 on an accumulative basis beyond the Ordinary Course of Business of the Company within the consecutive 12 months; conduct the above matters by any of the subsidiaries of the Company (if any); and

10.4.21	conduct any other matters which reasonably be expected to cause Material Adverse Effect to the Investors.

Regarding matters specified in Sections 10.4.1, 10.4.2, 10.4.3, 10.4.6, 10.4.7, 10.4.8, 10.4.18 and other matters stipulated under Article 43 of the PRC Company Law, affirmative vote by the shareholders representing more than two thirds of the voting rights (on a fully diluted basis) in the Company shall be required.

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10.5	Subject to Section 10.4 in this Agreement, any of the matters required to be approved by the Board shall be adopted by a simple majority of the directors.

10.6	Appointment of Officers of the Company

All Officers of the Company shall be appointed by the Board of Directors.

11.	Information and Inspection Rights

11.1	Delivery of Financial Statements.

11.1.1	For so long as each Investor continues to hold any equity interest, the Company shall deliver to such Investor the following documents or reports:

(a)	Before the end of February every year, a consolidated unaudited financial statement of the Company for the prior fiscal year;

(b)	Within one hundred twenty (120) days after the end of each fiscal year of the Company, a consolidated, annual financial statements for the Company, audited and certified by a well- known independent certified public accountant satisfactory to the Company and the Investors;

(c)	Within forty-five (45) days after the end of each quarter, an unaudited consolidated quarterly financial statement for the Company;

(d)	No later than thirty (30) days before the end of prior fiscal year, an annual consolidated budget of the Company;

(e)	Copies of all documents or other information as determined by the board of directors of the Company, all documents or information sent to any Investor or any reports publicly filed by the Company with any relevant securities exchange, regulatory authority or governmental agency; and

(f)	Within one month upon the written request by any Investor, such other information as such Investor shall reasonably request, including but not limited to: (1) information related to the interest of the Investors; (2) information necessary for the audit of the Investors; and (3) information necessary for the compliance of request of competent authorities of Investor.

11.1.2	All the financial statements to be provided to each Investor pursuant to this Section 11.1 shall be prepared in conformance with PRC GAAP and shall consolidate all of the financial results of the Company. All the information (including without limitation the financial statements) provided by the Company to the Investor pursuant to this Section 11.1 shall be verified and certified as true, correct and not misleading by the Chief Executive Officer and the Chief Financial Officer of the Company.

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11.2	Inspection.

Each member of the Company shall permit each Investor or any independent auditor or legal counsel appointed by the Investor to visit and inspect during normal business hours following reasonable notice by the Investor to such member of the Company and in a manner so as not to interfere with the normal business operations of the Company, any of the properties of the Company, and examine the books of account and records of the Company, and discuss the affairs, finances and accounts of the Company with the directors, officers, management employees, accountants, legal counsel and investment bankers of the Company, all at such reasonable times as may be requested in writing by the Investor. The Investors shall have the right to request an independent audit review on the Company and the Company and the Founding Shareholders shall cooperate with such audit.

12.	Dividend

Subject to the PRC Applicable Laws and the Articles of Association of the Company, the Board of Directors may declare dividends and distributions on equity interest in issue and authorise payment of the dividends or distributions out of the funds of the Company lawfully available therefor.

13.	Pre-Emptive Right

13.1	Until the completion of a Qualified IPO, in the event that the Company proposes to issue equity interest or any other Equity Securities (the “Addition Equity”), the Company shall give a written notice (the “Capital Increase Notice”) to the Investor which shall include the amount, subscription price, category of shares, the identity of the third party with intent to subscribe the Addition Equity and other information relating to the Addition Equity. Each of the Investors is entitled to subscribe up to its pro rata share (calculated on an as converted basis) of the Addition Equity on equivalent terms and conditions upon receiving the Capital Increase Notice from the Company (the “Pre-emptive Right”).

13.2	The Investors shall reply in writing within thirty (30) days upon receipt of the Capital Increase Notice as to whether to exercise the Pre-emptive Right, and failure to reply in writing within the given period shall be deemed a waiver to exercise its Pre-emptive Right.

13.3	If any Investor with Pre-emptive Right fails or waives to exercise its Pre-emptive Right in full, the Company shall give a written notice to other Investors who exercise the Pre-emptive Right (the “Second Capital Increase Notice”), and such Shareholders with Pre-emptive Rights who exercised in full their Pre-emptive Right is entitled to (the “Oversubscription Right”), but not obligated to, subscribe the unsubscribed part of the Addition Equity (“Remaining Addition Equity”) under equivalent terms and conditions, until all the Addition Equity have been subscribed by the Investors with Pre-emptive Rights. Such other Investors with Pre-emptive Right shall reply in writing as to whether to exercise its Oversubscription Right within ten (10) days upon receiving the Second Capital Increase Notice, and failure to reply in writing shall be deemed as a waiver to exercise its Oversubscription Right. In the event more than one of such other Shareholders with Pre-emptive Right exercised their Oversubscription Right, such other Shareholders with Pre-emptive Right shall consult friendly with each other as to the Remaining Addition Equity to determine the amount each such Shareholder with Pre-emptive Right can subscribe. In the event such Investors fail to reach an agreement, each such Investors is entitled to subscribe such number of Remaining Addition Equity equal to the lesser of (i) the subscription amount included in its written response to the Second Capital Increase Notice and (ii) the product obtained by multiplying the number of the Remaining Addition Equity by a fraction, the numerator of which is the number of equity interest (calculated on an as converted basis) held by such Investor with Pre-emptive Right and the denominator of which is the total number of equity interest (calculated on an as converted basis) held by all the Investors who exercised the Oversubscription Right.

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13.4	Where the Addition Equity have not been fully subscribed by the Investors with Pre-emptive Right, the Founding Shareholders is entitled to subscribe unsubscribed part of the Addition Equity, or otherwise the third party specified in the Capital Increase Notice is entitled to subscribe the unsubscribed part of the Addition Equity upon expiration of the period set forth in Section 13.1, or within ninety (90) days after receiving the written waivers of all Shareholders with Pre-emptive Right, at the price and on terms and conditions as provided in the Capital Increase Notice.

13.5	The Pre-emptive Right shall not apply in the following situations: (1) issuance of equity interest by the Company pursuant to employee option plan, stock incentive plan or other benefit plan approved by the Shareholders’ Meeting or the Board of Directors; and (2) in the event the consent provided in Section 10.4 has been obtained (if needed), issuance of securities by the Company as consideration for acquiring or merging with other enterprises.

14.	Anti-dilution Right

14.1	In the event that the Company proposes to issue Additional Equity, upon the notice under 13.1 hereunder, the Investor whose Investment Price (as adjusted for share dividends, share subdivisions, combinations, consolidations and the like) is higher than the price of such Additional Equity shall be able to exercise the Anti-dilution Right in this Section 14 (“Anti- dilution Right”) to make the investment price of RMB1 registered capital of the equity interest held by such Investor equals to the price of Additional Equity.

14.2	The Investors shall be entitled to the following:

14.2.1	(a) acquire extra Equity Securities (“Extra Equity”) from the Company at zero consideration or the lowest price permitted by Applicable Laws and regulations; Extra Equity shall be the equity interest of the Investors supposed to be owned based on its Investment Price and the price of Additional Equity, minus the equity interest actually owned by such Investors; or (b) in case the Company fails to issue the Extra Equity, request the Founding Shareholder to transfer Extra Equity to the Investor; and

14.2.2	All tax, fees and expense incurred by the Parties arising out of or in connection with the excise of Anti-dilution Right shall be borne by the Company and Founding Shareholders (if applicable) and the Company and Founding Shareholders (if applicable) shall indemnify such Investors if such Investors have paid any such tax, fees and expense (“Anti-dilution Indemnification”).

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14.3	The Extra Equity shall be issued and the Anti-dilution Indemnification shall be paid within six (6) months upon notice under Section 13.1, or otherwise a default interest of 0.1% of the value of Extra Equity and Anti-dilution Indemnification per day shall accrue and be paid by the Company and Founding Shareholders to the Investors entitled to Anti-dilution Right hereunder.

14.4	Anti-dilution Right shall not apply to situation under Section 13.5.

15.	Prohibition on Transfer of Equity Interest

15.1	Transfer Restriction by Founding Shareholders

Each Founding Shareholders (each a “Restricted Shareholder”), regardless of any such holder’s employment status with any member of the Company, may not (i) transfer, sell, assign, pledge, hypothecate, or otherwise encumber or dispose of in any way or otherwise grant any interest or right with respect to, directly or indirectly, any interest in any Equity Interests in the Company now or hereafter owned or held directly or indirectly by him or her, (ii) enter into any equity arrangement agreement or other similar agreements with regard to the transfer of all or part of his or her economic interest and risk, or (iii) announce any intent that would result in the transactions mentioned in the above (i) or (ii) (“Transfer”) prior to a Qualified IPO, unless otherwise approved by the Board in writing prior to such Transfer. For the purposes hereof, redemption or repurchase of the Equity Interests in The Company from a Restricted Shareholder by the Company pursuant to a repurchase right or right of first refusal held by the Company in the event of a termination of employment or consulting relationship or pursuant to any Transaction Document or the ESOP shall not be prohibited under this Section.

15.2	Permitted Transfer.

Notwithstanding the provisions of this Section 15.1, any Restricted Shareholder may sell or otherwise assign, with or without consideration, up to one hundred percent (100%) of the equity interest now or hereafter held by such Shareholder, to an entity wholly-owned by such holder (“Wholly-Owned Company”), to a spouse or child of such holder, or to a trust, custodian, trustee, or other fiduciary for the account of any of the foregoing, to a trust for such holder’s account, or to the other Restricted Shareholders (together with the Wholly-Owned Company, collectively, the “Permitted Transferees” and each, a “Permitted Transferee”), provided that (i) only transfer to Permitted Transferees is permitted; (ii) any transfer by any Restricted Shareholder to a non-Permitted Transferee shall require the prior consent of the Investors, (iii) each such Permitted Transferee, prior to the completion of the sale, transfer, or assignment, shall have executed documents, in form and substance satisfactory to the Investors, assuming the obligations of the Restricted Shareholders under the Restated Articles and this Agreement by executing a deed of adherence in form and substance satisfactory to the Company.

15.3	Prohibited Transfers Void.

Any direct or indirect transfer of the equity interests in the Company by a Restricted Shareholder not made in compliance with this Agreement shall be null and void as against the Company, and shall not be recorded on the register of Shareholders nor recognized by the Company.

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15.4	Change in Control.

The Parties agree that, for purposes of the transfer restrictions in this Agreement, a transaction or series of transactions that result in a change of ownership of the Equity Securities of a Restricted Shareholder (if applicable) shall be deemed to constitute a Transfer of such Restricted Shareholder’s Equity Interests in the Company.

15.5	Transfer by the Investors

Any investor shall have the right to assign all or part of its equity interest in the Company to any thirty party, provided that such transferee shall (i) execute a joinder agreement and shall become a Party to this Agreement; and (ii) not be a competitor of the Company. A Competitor shall mean any company that directly competes with the Company, specifically, such company’s principal business shall be research, development, manufacturing or selling of any technology or product in relation to cellular immunotherapy, including without limitation CAR- T, CAR-NK, and TIL.

16.	Rights of First Refusal

16.1	Transfer Notice.

Prior to the closing of a Qualified IPO, subject to Section 15.1, if a Restricted Shareholder proposes to transfer all or part of the Equity Interests in the Company to one or more third parties (a “Proposed Transfer”, and such holder a “Transferor”), then the Transferor shall give the Investor written notice of the Transferor’s intention to make the Proposed Transfer (“Transfer Notice”), which shall include (i) a description of the Equity Interests in the Company to be transferred (“Offer Equity”), (ii) the identity of the prospective transferee and (iii) the consideration and the material terms and conditions upon which the Proposed Transfer is to be made. The Transfer Notice shall certify that the Transferor has received a firm offer from the prospective transferee and in good faith believes a binding agreement for the Proposed Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice is irrevocable.

16.2	Investor’s Option.

16.2.1	Subject to the Investors’ exercising of their rights of co-sale set forth in Section 16.1, each Investor shall have an option for a period of thirty (30) days following the Investor’s receipt of the Transfer Notice to elect to purchase its respective pro rata of the Offer Equity at the same price and subject to the same material terms and conditions as described in the Transfer Notice.

16.2.2	If any Investor fails to exercise such purchase option pursuant to this Section 16.2, the Transferor shall give notice of such failure (“Re-allotment Notice”) to each other Investor that elected to purchase its entire pro rata of the Offer Equity (“Purchasing Holders”). Such Re- allotment Notice may be made by telephone if confirmed in writing within three (3) days. The Purchasing Holders shall have a right of re-allotment such that they shall have ten (10) days from the date such Re-allotment Notice was given to elect to increase the number of Offer Equity they agreed to purchase.

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17.	Right of Co-Sale.

17.1	To the extent the Investors do not exercise their respective right of first refusal as to all of the Offer Equity pursuant to Section 16, each Investor that did not exercise its right of first refusal as to any of the Offer Equity pursuant to Section 16 shall have the right to participate in such sale of Equity Interests in the Company on the same terms and conditions as specified in the Transfer Notice by notifying the Transferor in writing within thirty (30) days after receipt of the Transfer Notice referred to in Section 16.1 (such Investor, a “Selling Holder”). Such Selling Holder’s notice to the Transferor shall indicate the number of Equity Securities or JV Equity the Selling Holder wishes to sell under its right to participate. To the extent one or more of the Investors exercise such right of participation in accordance with the terms and conditions set forth below, the number of Equity Interests that the Transferor may sell in the Proposed Transfer shall be correspondingly reduced.

17.2	The Selling Holders may elect to sell such number of Equity Interests in The Company that in aggregate equals to the total number of Offer Equity on pro rata basis. Each Selling Holder may elect to sell such number of Equity Securities that equals to the product of (i) the aggregate number of the Offer Equity being transferred following the exercise or expiration of all rights of first refusal pursuant to Section 16 hereof multiplied by (ii) a fraction, the numerator of which is the number of equity interest (on a Fully-Diluted basis) owned by the Selling Holder on the date of the Transfer Notice and the denominator of which is the total number of equity interest (on a Fully-Diluted basis) owned by all Selling Holders and the selling Restricted Shareholder on the date of the Transfer Notice.

17.3	To the extent that any prospective purchaser prohibits the participation of a Selling Holder exercising its co-sale rights hereunder in a Proposed Transfer or otherwise refuses to purchase equity interests or other securities from a Selling Holder exercising its co-sale rights hereunder, the Transferor shall not sell to such prospective purchaser any Equity Interests in the Company unless and until, simultaneously with such sale, the Transferor shall purchase from such Selling Holder such equity interests that such Selling Holder would otherwise be entitled to sell to the prospective purchaser pursuant to its co-sale rights for the same consideration and on the same terms and conditions as the proposed transfer described in the Transfer Notice.

18.	Liquidation Preferences.

18.1	Liquidation Preference.

Upon the occurrence of any Liquidation Event, distributions to Holders shall be made in the following manner:

18.1.1	Before any distribution or payment shall be made to the Founding Shareholders, each of the Investors shall be entitled to receive, on parity with each other, an amount equal to one hundred percent (100%) of the its Investment Price as specified in this Agreement and the Series A Investment Agreement, plus interests at the rate of eight percent (8%) of the Investment Price per annum, and all declared and accrued but unpaid dividends owed to such Investor (“Liquidation Preference”);

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18.1.2	If, upon any Liquidation Event, the Distributable Proceeds are insufficient to make payment of the foregoing amounts in full on all Investors, then such assets shall be distributed among the Investors rateably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

18.1.3	After full payment of the Liquidation Preference to the Investors, the remaining Distributable Proceeds shall be distributed rateably among the Founding Shareholders, the Series A Investors and Series A+ Investors.

18.2	Liquidation Event.

The following events shall constitute a Liquidation Event unless waived by the Investors:

18.2.1	any consolidation, amalgamation or merger of any of the Company with or into any Person, or any other corporate reorganization, including a sale or acquisition of Equity Securities of the Company, in which the shareholders immediately before such transaction own less than fifty percent (50%) of the Company’s voting power immediately after such transaction;

18.2.2	a sale of all or substantially all of the assets of the Company taken as a whole; or

18.2.3	the exclusive licensing of all or substantially all of the intellectual property of the Company taken as a whole to a third party; or

18.2.4	a liquidation, dissolution or winding up of any of the Company.

and upon any such event, any proceeds resulting to all the shareholders and/or the Company therefrom (“Distributable Proceeds”) shall be distributed to all the Shareholders in accordance with the terms of this Section 18.

18.3	Re-allotment of Liquidation Distribution.

In the event that upon the occurrence of any Liquidation Event and due to the requirements of Applicable Laws, distributions are not made in accordance with Section 18, the Shareholders who receives more amount than it should have received under Section 18 shall re-allot the distributions in accordance with Section 18 by means including transferring the distributions it receives to those negatively impacted Shareholders.

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19.	Redemption.

19.1	Redemption Event.

19.1.1	Upon occurrence of any of the following event: (1) the Company fails to file the application for the Qualified IPO, or does not agree to the Qualified IPO, or 100% of its equity interest fails to be acquired by a third party before the [***] anniversary of the Closing Date, (2) any of the Founding Shareholders or the Company materially breaches any of the Transaction Documents or materially breaches any Applicable Laws which cause the Material Adverse Effect to the Company, or the Company is unable to perform a qualified IPO; or (3) once any other equity interest held by other Investors become redeemable and such Investors have made the redemption requests to the Company and/or [***], as requested by any Series A+ Investor (“Series A+ Redemption Right”), the Company and/or [***] shall redeem all or a portion of the then equity interest of the Series A+ Investor at the applicable Redemption Price. For the avoidance of doubt, the foregoing redemption obligations of [***] hereunder shall only be limited to the equity securities held by them in the Company.

19.1.2	Upon occurrence of any of the following event: (1) the Company fails to file the application for the Qualified IPO or does not agree to the Qualified IPO, or 100% of its equity interest fails to be acquired by a third party before the [***] anniversary of the Series A closing date, or (2) any of the Founding Shareholders or the Company materially breaches any of the Transaction Documents or materially breaches any applicable laws which cause the material adverse effect to the Company, or the Company is unable to perform a qualified IPO; or (3) once any other equity interest held by other Investors become redeemable and such Investors have made the redemption requests to the Company and [***], as requested by the any Series A Investor (“Series A Redemption Right”, together with the Series A+ redemption right, the “Redemption Right”), the Company and/or [***] shall redeem all or a portion of the then equity interest of the Series A Investors at the applicable Redemption Price. For the avoidance of doubt, the foregoing redemption obligations of [***] hereunder shall only be limited to the equity securities held by them in the Company.

19.1.3	Redemption Price.

19.1.4	The redemption price for each Series A+ Investor shall be an amount equal to one hundred percent (100%) of the Series A+ Investment Price as attached herein in Exhibit A, plus interests at the rate of eight percent (8%) of the Series A+ Investment Price per annum (in the case of a partial-year, the interests shall be accrued on a daily basis for the actual period from the date of payment of the Series A+ Investment Price made by the Series A+ Investor to the date on which the Series A+ Investor actually receives the Series A+ Redemption Price, with 360 days deemed as a complete year), and all dividends declared and unpaid with respect to such equity interest (as adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions) (“Series A+ Redemption Price”).

19.1.5	The redemption price for each Series A Investor shall be an amount equal to one hundred percent (100%) of the Series A Investment Price as attached herein in Exhibit A, plus interests at the rate of eight percent (8%) of the Series A Investment Price per annum (in the case of a partial-year, the interest shall be accrued on a daily basis for the actual period from the date of payment of the Series A Investment Price made by the Series A Investor to the date on which the Series A Investor actually receives the Series A Redemption Price, with 360 days deemed as a complete year), and all dividends declared and unpaid with respect to such equity interest (as adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions) (“Series A Redemption Price”, together with Series A+ Redemption Price, the “Redemption Price”).

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19.1.6	Procedure.

19.1.7	If any Investor intends to exercise the Redemption Right, such Investor shall deliver a notice of redemption by hand or by mail to the Company and [***] (“Redemption Requesting Notice”), which shall include the number of equity interest to be redeemed by the Company or [***].

19.1.8	Upon receipt of any Redemption Notice, the Company and/or [***] shall promptly give written notice of the redemption request to each non-requesting Investor entitled to exercise the Redemption Rights (“Non-Requesting Holder(s)”) stating the existence of such request, the Redemption Date and the mechanics of redemption. Within ten (10) days after receiving such notice from the Company, the Non-Requesting Holder(s) shall decide whether to require the Company or [***] to redeem all or part of the then outstanding Equity Securities such Non-Requesting Holder(s) hold(s) on the same date and issue the Redemption Requesting Notice to the Company. During the ten (10)-day period, the Company or [***] shall not redeem any of the Equity Securities requested for redemption. For avoidance of any doubt, if any Investor decides not to exercise the Redemption right or fails to issue any Redemption Requesting Notice within the ten (10)-day period, such non-exercise or failure to issue the notice shall not be deemed as a waiver of the Redemption Right, nor shall the Redemption Right of the Investor be deemed as terminated or lapsed therefor.

19.1.9	Within fifteen (15) days following the date of the Redemption Requesting Notice, the Company or [***] shall issue to all the Investors requesting to exercise the Redemption Right a notice, stating the date on which the Equity Securities are to be redeemed (“Redemption Date”), provided, however, that the Redemption Date shall be no later than one hundred and eighty (180) days following the date of the Redemption Notice.

19.1.10	On the Redemption Date, the Company or [***] shall pay the Redemption Price to the Investors requesting to exercise the Redemption Rights and the corresponding Equity Securities held by such holder shall be redeemed.

19.1.11	If the Company or [***] fails to comply with the Redemption Requesting Notice within one hundred and eighty (180) days following the date of the Redemption Requesting Notice, a default interest of 0.1% per day shall accrue and be paid by the Company and/or [***] to such Investors requesting to exercise the Redemption Rights.

19.2	Preference.

To the extent permitted by law, the Company shall ensure that the profits of the Company’s Subsidiaries (if any) for the time being available for distribution shall be paid to it by way of dividend if and to the extent that, but for such payment, the Company or [***] would not itself otherwise have sufficient profits available for distribution to make any redemption of the Equity Securities required to be made pursuant to this Section 19.

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19.3	Priority

If the Company has insufficient funds to repurchased all the equity interest of Investors requested to be redeemed on the date of redemption, the funds that are legally available shall nonetheless be paid and applied on the Redemption Date in a pro-rata manner against each Investors requested to be redeemed first in accordance with the relative full amounts owed thereon, and the shortfall shall be paid and applied from time to time out of legally available funds immediately as and when such funds become legally available in a pro-rata manner against each Investors requested to be redeemed in accordance with the relative remaining amounts owed thereon.

19.4	Liability of [***]

The aggregate liabilities of [***] hereunder shall not exceed the total Equity Securities of the Company held by [***] directly and indirectly (including the dividend, distributions on liquidation or any other proceeds from such Equity Securities).

20.	Drag Along Rights.

20.1	Drag Along Sale

If the Company fails to file the application for the Qualified IPO, or does not agree to the Qualified IPO, or 100% of its equity interest fails to be acquired by a third party before the [***] anniversary of the Closing Date, and a proposed sale, whether or not structured as a merger, reorganization, asset sale, share sale, sale of control of the Company, or otherwise to any Person (the “Offeror”) is approved by the all the Investors (“Drag Along Shareholders”), with an implied valuation of the Company of no less than [***], such deal shall constitute a “Drag Along Sale”.

20.2	Obligations of Holders in Drag Along Sale

In the event of a Drag Along Sale, the Drag Along Shareholders shall have the right to request all other shareholders (“Dragged Shareholders”) to agree to the Drag Along Sale and sell up to all of the Equity Interests in the Company and/or up to all of the assets of the Company to the buyer in the Drag Along Sale. Upon request of the Drag Along Shareholders, the Company shall promptly notify in writing each Holder and the material terms and conditions of such proposed Drag Along Sale, whereupon all Holders shall, in accordance with instructions received from the Company at the direction of the Drag Along Shareholders, agree to such Drag Along Sale and take the following actions:

20.2.1	sell, at the same time as the Drag Along Shareholders sell to the buyer in the Drag Along Sale, all of its Equity Interests in the Company or the same percentage of its Equity Interests in the Company as the Drag Along Shareholders sell, on the same terms and conditions as were agreed to by the Drag Along Shareholders; provided, however, that such terms and conditions, including with respect to price paid or received per unit of the Equity Interests in the Company, may differ as between different classes of Equity Interests in the Company in accordance with their relative Liquidation Preferences as set forth in this Agreement;

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20.2.2	vote all of its Equity Interests in the Company, and instruct the Directors (if any) appointed by such holders to vote (a) in favour of such Drag Along Sale, (b) against any other consolidation, recapitalization, amalgamation, merger, sale of securities, sale of assets, business combination, or transaction that would interfere with, delay, restrict, or otherwise adversely affect such Drag Along Sale, and (c) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the definitive agreement(s) related to such Drag Along Sale or that could result in any of the conditions to the closing obligations under such agreement(s) not being fulfilled, and, in connection therewith, to be present (in person or by proxy) at all relevant meetings of the Shareholders of the Company (or adjournments thereof) or to approve and execute all relevant written consents in lieu of a meeting;

20.2.3	not exercise any dissenters’ or appraisal rights under Applicable Laws with respect to such Drag Along Sale;

20.2.4	take all necessary actions in connection with the consummation of such Drag Along Sale as reasonably requested by the Drag Along Shareholders, including but not limited to the execution and delivery of any share transfer or other agreements prepared in connection with such Drag Along Sale, and the delivery, at the closing of such Drag Along Sale involving a sale of stock, of all certificates or options representing stock held or controlled by such Holder, duly endorsed for transfer or accompanied by a duly executed share transfer form, or affidavits and indemnity undertakings with respect to lost certificates.

20.3	Requirement on Drag Along Sale

In any such Drag Along Sale, (i) each Holder shall bear a proportionate share (based upon the relative proceeds received in such transaction) of the Drag Along Shareholders’ expenses incurred in the transaction, including, without limitation, legal, accounting and investment banking fees and expenses, and (ii) each Holder shall severally, not jointly, join on a pro rata basis (based upon the relative proceeds received in such transaction) in any indemnification or other obligations that are part of the terms and conditions of such Drag Along Sale (other than those that relate specifically to a particular Holder, such as indemnification with respect to representations and warranties given by such Holder regarding such Holder’s title to and ownership of equity interest, due authorization, enforceability, and no conflicts, which shall instead be given solely by such Holder) but only up to the net proceeds paid to such Holder in connection with such Drag Along Sale.

21.	Most Favoured Investor.

Unless otherwise provided under the Transaction Documents, in the event the Company grants any Shareholders (including Series A Investors) any rights, privileges or protections more favourable than those granted to the Series A+ Investors, the Series A+ Investors shall, at its option, be entitled to the same rights, privileges or protections pari passu with the other Shareholders without additional consideration.

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22.	Additional Agreements; Covenants.

22.1	Related-Party Transactions.

Prior to the closing of the Qualified IPO, except for the transactions contemplated under this Agreement, any and all transactions (“Related Party Transactions”) between the Company on one side, and any of the Founding Shareholders, the senior managers, the directors, the shareholders of the Company or the Affiliates of such Persons on the other side, shall be negotiated and entered into on an arms-length basis, and any Related Party Transaction between the Company on one side and CASI or its Affiliates on the other side shall be approved by CASI. Besides, any Related Party Transaction with the value of RMB800,000 or more shall be disclosed and informed to CASI.

22.2	Compliance with Laws; Registrations.

22.2.1	Without limiting the generality of the foregoing, each of the Founding Shareholders and the Company shall ensure that all filings and registrations with the Governmental Authorities so required by them shall be duly completed in accordance with the relevant rules and regulations, including without limitation any such filings and registrations with the Ministry of Commerce, the State Administration for Market Regulation, the State Administration for Foreign Exchange, tax bureau, customs authorities, product registration authorities, health regulatory authorities, and the local counterpart of each of the aforementioned Governmental Authorities, in each case, as applicable.

22.3	Intellectual Property Protection.

The Founding Shareholders and the Company shall take all reasonable steps to protect the material intellectual property rights of the Company, including without limitation (a) registering their material respective trademarks, brand names, domain names and copyrights, and (b) requiring each employee and consultant of each the Company to enter into an employment agreement in form and substance reasonably acceptable to the Investors, a confidential information and intellectual property assignment agreement and a non-competition and non- solicitation agreement requiring such persons to protect and keep confidential the Company’s confidential information, intellectual property and trade secrets, prohibiting such persons from competing with such the Company for a reasonable time after their termination of employment with the Company, and requiring such persons to assign all ownership rights in their work product to the Company, in each case in form and substance reasonably acceptable to the Investors.

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22.4	Internal Control System.

The Company shall maintain their books and records in accordance with sound business practices and implement and maintain an adequate system of procedures and controls with respect to finance, management, and accounting that meets international standards of good practice and is reasonably satisfactory to the Investors to provide reasonable assurance that (i) transactions by it are executed in accordance with management’s general or specific authorization, (ii) transactions by it are recorded as necessary to permit preparation of financial statements in conformity with PRC GAAP or IFRS and to maintain asset accountability, (iii) access to assets of it is permitted only in accordance with management’s general or specific authorization, (iv) the recorded inventory of assets is compared with the existing tangible assets at reasonable intervals and appropriate action is taken with respect to any material differences, (v) segregating duties for cash deposits, cash reconciliation, cash payment, proper approval is established, and (vi) no personal assets or bank accounts of the employees, directors, officers are mingled with the corporate assets or corporate bank account, and the Company will not use any personal bank accounts of any employees, directors, officers thereof during the operation of the business.

23.	Limitations on Use of Name

The Parties other than the Series A+ Investors and their respective Affiliates undertake that without the prior written consent of the Series A+ Investors, they shall not use trade names, trademarks and/or logos of the Series A+ Investors or its Affiliates (including but not limited to “CASI”), or present itself as a business partner of the Series A+ Investors or its Affiliates or otherwise make similar representations. Without the written consent of the Series A+ Investors, the Parties other than the Series A+ Investors or their Affiliates must not cause a third party to make any press release or announcement regarding this Agreement or the subscription for equity interest of the Company by the Series A+ Investors or otherwise make any disclosure to any third party in connection therewith.

24.	Assignments and Transfers

Except as otherwise provided herein, this Agreement and the rights and obligations of the Parties hereunder shall not be assigned, transferred or otherwise disposed to a third party without prior written consent of other Parties. Notwithstanding the aforesaid, (i) the rights of any Investors hereunder are assignable to its Affiliate; and, (ii) the rights of any Investors hereunder are assignable to any third party in connection with the Transfer of the Equity Interests in the Company held by such Investors but only to the extent of such transfer, provided, however, that (x) the transferor shall, subject to prior to the effectiveness of such transfer, furnish to the Company written notice of the name and address of such transferee and the Equity Securities that are being assigned to such transferee, and (y) such transferee shall, concurrently with the effectiveness of such transfer, become a party to this Agreement as an Investor and be subject to all applicable restrictions set forth in this Agreement.

25.	Termination or Amendment of The Privilege.

25.1	The rights and covenants set forth in Sections 10.4, 11, 13, 14, 15, 16, 17, 18, 19, 20 and 21 shall terminate and be of no further force or effect upon the earlier occurrence of (a) the closing of a Qualified IPO, or (b) a Liquidation Event.

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25.2	If the Company reforms or restructures as an outbound holding company and listed overseas, which causes adverse effect on all or part of the investors’ rights and privileges hereunder, the Company, the Founding Shareholders shall cooperate with the Series A+ Investors to take all necessary measures to guarantee the rights and privileges of the Series A+ Investors hereunder reflecting in the outbound holding company, and the Series A+ Investors shall make reasonable commercial efforts to cooperate with the Company, the Founding Shareholders to accomplish the reform or restructure. The specific arrangements of the bearing of the fees, expense and taxes shall be otherwise discussed and agreed by the Parties then.

26.	Qualified IPO

The Company shall form a working group and establish coordination mechanism, engage intermediary agencies and make efforts to complete the Qualified IPO, if a Shareholders’ Meeting decides that the Company has satisfied the conditions for Qualified IPO. The Founding Shareholders shall make reasonable efforts to promote the Qualified IPO.

27.	Accounting Matters

27.1	Fiscal Year.

The fiscal year of the Company shall commence on the 1st day of January and end on the 31st day of December of each year, unless otherwise determined by the Board of Directors.

27.2	Full Records.

All assets, liabilities and transactions involving the Company shall be recorded fully in its official records and fully disclosed to the Auditor, and the financial statements of the Company and other The Company shall be prepared in accordance with applicable accounting principles.

28.	Confidentiality and Announcements

28.1	Confidentiality

28.1.1	In this Section, “Confidential Information” means all information disclosed (whether in writing, orally or by any other means and whether directly or indirectly) by a person (the “Disclosing Party”) to another person (the “Receiving Party”) including information relating to the Disclosing Party’s customers, internal policies, products, operations, processes, plans or intentions, know-how, trade secrets, intellectual property, market opportunities and business affairs, financial information and pricing information, except that the confidentiality obligations shall not apply if and to the extent that:

(a)	the Confidential Information is in the public domain other than by the fault of the Receiving Party;

(b)	the Confidential Information was previously known to the Receiving Party prior to receipt from the Disclosing Party; and

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(c)	the Confidential Information was rightfully disclosed to the Receiving Party by a third person without a breach of such third person’s obligation of confidentiality.

28.1.2	All Parties may not, during the term of this Agreement and notwithstanding termination of this Agreement, disclose the Confidential Information of each other and of the Company and its Subsidiaries to any person except with the prior written consent of the Disclosing Party or for the performance of its obligations under this Agreement.

28.1.3	Without limiting the generality of the foregoing, each Party shall and shall ensure its representatives on the Board of the Company shall:

(a)	instruct and require all of its employees and agents who have access to the Confidential Information to maintain the confidentiality thereof;

(b)	disclose the Confidential Information to its Affiliates, its and its Affiliates’ respective Directors, employees, agents, advisors, investor, prospective investor, financing resources and prospective acquirers only on a need-to-know basis, provided that each such individual shall be bound by the same confidentiality obligation as the Parties; and

(c)	take such reasonable action to limit disclosure of the Confidential Information. If the Receiving Party of such Confidential Information is served with any subpoena or other compulsory judicial or administrative process requesting Confidential Information of any Disclosing Party or if the disclosure of such Confidential Information is required by Law or any stock exchange or regulatory requirement, the Receiving Party will immediately notify the Disclosing Party of such Confidential Information in order that the Disclosing Party may take such action as it deems necessary to protect its interest and the Receiving Party shall co-operate with the Disclosing Party to limit the scope and use of the information to be disclosed subject to limitations under the relevant Law

28.1.4	This provision shall survive the termination of this Agreement with respect to any Party, and the restriction on disclosure of Confidential Information shall continue to apply for all purposes for a period of five (5) years from such termination with respect to any Party, provided however, such restrictions shall not apply to information which ceases to be Confidential Information.

28.2	Publicity

No Party shall issue, publish or disseminate or cause to be issued, published or disseminated any press release or public communication relating to this Agreement or any agreement in connection herewith or any of the transactions contemplated herein or therein; provided, however, a Party or its holding companies may make any disclosure it believes in good faith and upon advice of counsel that (a) the disclosure is required by Applicable Law, or (b) the disclosure is required by the rules of the stock exchange where the relevant Party is listed or intends to be listed. Prior to such disclosure, such Party shall consult with the other Parties.

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29.	Default and Indemnification

29.1	In the event any Party (the “Defaulting Party”) is in breach of this Agreement, including any breach of the representations in this Agreement, the other Parties shall be entitled to an indemnification for its losses caused by such breach, in addition to any other rights such Parties are entitled to under this Agreement.

29.2	Subject to the other provisions of this Section, the Defaulting Party shall indemnify any other Party (the “Indemnified Parties”) against their losses and hold them harmless under the following circumstances: (i) the Defaulting Party breaches any of its representations and warranties hereunder or any of such representations and warranties are not true; (ii) the Defaulting Party breaches or fails to perform its covenants, agreements, undertakings or obligations hereunder, unless such breach or failure have been waived by the other Parties in writing.

29.3	In the event any Party is in breach of this Agreement, the other Parties shall be entitled to, in addition to any other rights they may have under this Agreement, request the specific performance by the Defaulting Party of its relevant obligations hereunder.

29.4	Notwithstanding anything to the contrary herein, this Section shall survive the termination of this Agreement.

30.	Independent Nature of Obligations and Rights of Series A+ Investors

30.1	The obligations of each Series A+ Investor under this Agreement and the other Transaction Documents are several and not joint, and no Series A+ Investor is responsible in any way for the performance or conduct of any other Series A+ Investors in connection with the transactions contemplated hereby. Nothing contained herein or in any other Transaction Document, and no action taken by any Series A+ Investor pursuant hereto or thereto, shall be or shall be deemed to constitute a partnership, association, joint venture, or joint group with respect to the Series A+ Investor. Each Series A+ Investor agrees that no other Series A+ Investor has acted as an agent for such Series A+ Investor in connection with the transactions contemplated hereby.

31.	Termination

31.1	Term

This Agreement shall become effective on the Execution Date and continue to be valid during the existence of the Company unless terminated earlier in accordance with this Agreement. For avoidance of doubt, if any of the Series A+ Investors fails to execute this Agreement, this Agreement will be binding upon the Company, other Series A+ Investors who have executed this Agreement and other signing Parties.

31.2	Termination

This Agreement may be terminated:

(a)	immediately by unanimous agreement in writing of all the Parties;

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(b)	by the Company upon written notice to the Series A+ Investor, in the event the Series A+ Investor fails to perform its obligation to pay Subscription Price within forty-five (45) days after the Closing Date; and

(c)	by the Series A+ Investor upon written notice to the other Parties, in the event the Conditions Precedent set forth in Section 3.1 are not satisfied or waived by the Series A+ Investor in accordance with Section 3.1 within six (6) months of the Execution Date.

When this Agreement is terminated by any Party pursuant to Section 31.2, no Party shall have any rights or claims against the others, save for those in respect of a breach of this Agreement prior to such termination.

31.3	Consequences

The termination or expiry of this Agreement shall be without prejudice to any rights and obligations of any Party as at the date of termination and shall not relieve any Party from any liability to any other Party that exists at the time of such termination.

32.	Dispute Resolution and Governing Law

32.1	Governing Law

The terms of this Agreement shall be governed by and construed and enforced in accordance with the laws of PRC without regard to its principles of conflicts of laws.

32.2	Dispute Resolution

32.2.1	The Parties to this Agreement shall seek to resolve any dispute or claim arising out of or in relation to this Agreement by friendly consultation. Any Party may notify any other Party of its desire for a consultation to resolve such dispute or claim.

32.2.2	If the Parties are unable to resolve a dispute or claim arising out of or in relation to this Agreement, including any question regarding its existence, validity or termination, within a period of ten (10) Business Days from the date on which a notice is given under Section 32.2.1, any Party may submit such dispute or claim to the Hong Kong International Arbitration Centre in accordance with and subject to its rules of procedure then in force.

32.2.3	The arbitration tribunal shall consist of three (3) arbitrators to be appointed according to the arbitration rules of the Hong Kong International Arbitration Centre.

32.2.4	Any arbitration award will be final and binding on the Parties and may be enforced by courts of any relevant jurisdiction, including the PRC. The Parties must enforce any arbitral award without delay and all the Parties agree to waive any right to claim or appeal to any courts in connection with any question arising in the course of arbitration or with respect to any arbitral award.

32.2.5	The arbitration will be conducted in Hong Kong in English and Chinese.

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32.2.6	The non-prevailing Party shall bear the costs of arbitration (including the prevailing Party’s reasonable attorney’s fees).

32.2.7	Despite the existence of a dispute which is the subject of either friendly consultation or arbitration, the Parties:

(a)	may exercise their remaining respective rights; and

(b)	must perform their remaining respective obligations, under this Agreement, except in respect of those matters that are the subject of the dispute.

33.	Miscellaneous

33.1	Further Assurances

The Parties shall, and shall use their respective reasonable endeavours to procure that any necessary third persons shall execute and perform all such further deeds, documents, assurances, acts and things as any of the Parties may reasonably require by notice in writing to the others for the purposes of giving such Party the full benefit of all the provisions of this Agreement.

33.2	Entire Agreement

This Agreement and other Transaction Documents constitute the entire agreement among the Parties relating to the Transaction hereof and supersede any prior agreements, understandings or discussions among the Parties. In the event of discrepancies between this Agreement and the Series A Investment Agreement, this Agreement shall prevail.

33.3	Succession and Assignment

The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other Parties, provided, however, that the Series A+ Investor may (i) assign any of their rights and interests hereunder to one or more of their Affiliates and (ii) designate one or more of their Affiliates to perform all or certain of their obligations hereunder (in which case the Series A+ Investor shall remain liable for the performance of all its obligations hereunder).

33.4	Notice

All notices and other communications transmitted to any Party pursuant hereto shall be in writing in Chinese and English and delivered by hand or by prepaid courier (in each case the recipient shall execute the return receipt) to the mailing address set forth below, or by facsimile or email as set forth below, or to such other mailing address, facsimile or email as a Party may from time to time notify the other Parties:

To CASI:     c/o CASI (Beijing) Pharmaceuticals Co., Ltd.

Address:	[***]

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Telephone:	[***]

Fax:	/

Attention:	Larry (Wei) Zhang

Email:	[***]

To [***]:

Address:	[***]

Telephone:	[***]

Fax:	[***]

Attention:	[***]

Email:	[***]

To [***]:

Address:	[***]

Telephone:	[***]

Fax: /

Attention:	[***]

Email:	[***]

To the Company, the Founding Shareholders:

Address:	[***]

Telephone:	[***]

Fax: /

Attention:	[***]

Email:	[***]

To [***]:

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Address:	[***]

Telephone:	[***]

Fax: /

Attention:	[***]

Email:	[***]

To [***]:

Address:	[***]

Telephone:	[***]

Fax: /

Attention:	[***]

Email:	[***]

To [***]:

Address:	[***]

Telephone:	[***]

Fax:	[***]

Attention:	[***]

Email:	[***]

To [***]:

Address:	[***]

Telephone:	[***]

Fax: /

Attention:	[***]

Email:	[***]

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To [***]:

Address:	[***]

Telephone:	[***]

Fax:	[***]

Attention:	[***]

Email:	[***]

To [***]:

Address:	[***]

Telephone:	[***]

Fax: /

Attention:	[***]

Email:	[***]

Without limiting any other means by which a Party may be able to prove that a notice has been received by another Party, a notice will be deemed to be duly received:

(a)	if sent by hand or courier, when actually delivered at the address of the recipient; or

(b)	if sent by facsimile, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the recipient’s facsimile number, except that if a notice is delivered by hand, or is received by facsimile on a day which is not a Business Day, or after 5.00 pm on any Business Day, such notice will be deemed to be duly received by the recipient at 9.00 am on the first Business Day thereafter.

33.5	Amendments and Waivers

No amendment of any provision of this Agreement shall be valid unless the same is in writing and signed by all the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant under this Agreement, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant under this Agreement or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

33.6	Costs

The Parties shall bear their own costs, charges and other expenses incurred in connection with the negotiation, preparation and implementation of this Agreement and any other actions in connection herewith.

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33.7	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

33.8	Severability

If any term or provision of this Agreement is or becomes invalid or unenforceable in any event or in any jurisdiction, nothing shall affect the validity or enforceability of the remaining terms and provisions of this Agreement, and nothing shall affect the validity or enforceability of such term or provision in any other event or in any other jurisdiction.

33.9	Incorporation of Exhibits

The Exhibits specified in this Agreement are incorporated by reference and constitute a part of this Agreement.

33.10	Language

This Agreement is executed in English and Chinese and both the English and Chinese versions shall be of the same legal effects.

(THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK)

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(SIGNATURE PAGE OF INVESTMENT AGREEMENT in respect of JUVENTAS CELL THERAPY LTD.)

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written:

JUVENTAS CELL THERAPY LTD.

Signature:	/s/ Lulu Lv

Name:	Luly Lv

Title:	Authorized Representative

(SIGNATURE PAGE OF INVESTMENT AGREEMENT in respect of JUVENTAS CELL THERAPY LTD.)

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written:

CASI Biopharmaceuticals (WUXI) CO., Ltd.

Signature:	/s/ Wei Zhang

Name:	WEI ZHANG

Title:	Chairman

[Signature pages of other Investors omitted]